EXHIBIT 4.5

NEITHER THIS WARRANT, NOR THE CAPITAL STOCK TO BE ISSUED UPON EXERCISE HEREOF (NOR THE COMMON STOCK TO BE ISSUED UPON CONVERSION OF PREFERRED STOCK), HAS BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“1933 SECURITIES ACT”), OR QUALIFIED OR REGISTERED UNDER CALIFORNIA OR OTHER APPLICABLE SECURITIES LAWS (“STATE SECURITIES LAWS”), AND THIS WARRANT HAS BEEN, AND THE COMMON STOCK OR PREFERRED STOCK (AND THE COMMON STOCK TO BE ISSUED UPON CONVERSION OF SUCH PREFERRED STOCK) TO BE ISSUED UPON EXERCISE HEREOF WILL BE, ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF. NO SUCH SALE OR OTHER DISPOSITION MAY BE MADE WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 SECURITIES ACT AND COMPLIANCE WITH THE APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL, REASONABLY SATISFACTORY TO THE ISSUER AND ITS COUNSEL, THAT SAID REGISTRATION IS NOT REQUIRED UNDER THE 1933 SECURITIES ACT AND THAT APPLICABLE STATE SECURITIES LAWS HAVE BEEN COMPLIED WITH.

Issued as of April 22, 2002

ATRICURE, INC.

WARRANT

This certifies that, for value received,                      (“Purchaser”), whose address for notice is as listed on the signature page hereto, or any party to whom this Warrant is assigned in compliance with the terms hereof (Purchaser and any such assignee being hereinafter sometimes referenced as “Holder”), is entitled to subscribe for and purchase shares of the capital stock of Atricure, Inc., a Delaware corporation (the “Company”), determined as set forth below. Such right shall terminate upon the earlier of (i) one year after the date of the consummation of the initial public offering by Company of its Common Stock to the public generally pursuant to a registration statement in an underwritten offering or (ii) the seventh (7th) anniversary after the issue date hereof, after which time, this Warrant shall expire.

This Warrant is one of a duly authorized series of Warrants of the Company (which Warrants are identical except for the variations necessary to express the name of the Holder, number, and Aggregate Price of each Warrant). The purchase price of this Warrant shall be Ninety Two Thousand One Hundred Dollars ($92,100.00) plus interest accrued pursuant to the Note. Capitalized terms used but not otherwise defined herein shall have the same meanings given such terms in the Note.

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ARTICLE I

DEFINITIONS

1.1 “Aggregate Price” shall mean Ninety Two Thousand One Hundred Dollars ($92,100.00) plus interest accrued pursuant to the Note.

1.2 “Change of Control Event” shall have the meaning set forth in the Note.

1.3 “Equity Financing” shall be the first offering of the Company’s equity that closes after the date of the original issue of this Warrant and on or before the date which is six (6) months from the date hereof, with cash proceeds to the Company of not less than Three Million Dollars ($3,000,000) (excluding conversion of the Notes issued pursuant to the Subscription Agreement and any other promissory notes issued by the Company) for payment of capital stock and shall exclude sales of capital stock to employees, officers, directors and consultants in connection with employee benefit plans and shall exclude amounts received from the sale of debt instruments convertible into the capital stock until such time as such instruments are converted into capital stock.

1.4 “Financing Units” means units of the Company’s equity issued in the Equity Financing.

1.5 “Maturity Date” shall have the meaning set forth in the Note.

1.6 “Note” means the Convertible Promissory Note, dated an even date herewith, issued to Purchaser pursuant to the Subscription Agreement.

1.7 “Preferred Stock” shall mean shares of the Company’s Series A Stock or any other series or class of preferred stock of the Company, including if applicable, the Financing Units.

1.8 “Series A Stock” shall mean shares of the Company’s Series A Preferred Stock.

1.9 “Subscription Agreement” shall mean the Subscription Agreement by and among the Company and the Purchaser and other purchasers named therein, dated an even date herewith, under which this Warrant and the Note are issued.

1.10 “Warrant Price” shall mean, as adjusted herein: (i) in the case of an Equity Financing, the lowest per unit price of the Financing Units sold in the Equity Financing; (ii) in the case of a Change of Control Event occurring prior to the date which is six (6) months from the date hereof, one dollar and fifty cents ($1.50) per share; and (iii) in the case of the Maturity Date which occurs six (6) months after the date hereof without the Company having an Equity Financing or Change of Control Event on or prior to such date, sixty-three cents ($0.63) per share.

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1.11 “Warrant Stock” shall mean the Company’s Common Stock, Series A Stock or Financing Units. In the event of an Equity Financing, the Warrant Stock shall be Financing Units; in the event of a Change of Control Event prior to the date which is six (6) months from the date hereof, the Warrant Stock shall be the Company’s Common Stock; and in the event the Maturity Date occurs on the date which is six (6) months from the date hereof and an Equity Financing or Change of Control Event has not occurred on or prior to such date, the Warrant Stock shall be Series A Stock.

ARTICLE II

EXERCISE AND PAYMENT

2.1 Cash Exercise. The purchase rights represented by this Warrant may be exercised by Holder, in whole or in part, by the surrender of this Warrant at the principal office of the Company, located at the address set forth on the signature page hereof, accompanied by the form of Notice of Cash Exercise attached hereto as Exhibit “A-l,” and by the payment to the Company, by cash or by certified, cashier’s or other check acceptable to the Company, of an amount equal to the aggregate Warrant Price of the shares of Warrant Stock being purchased.

2.2 Net Issue Exercise. In lieu of exercising this Warrant pursuant to Section 2.1, Holder may elect to receive shares of Warrant Stock equal to the value of this Warrant determined in the manner described below (or of any portion thereof remaining unexercised) by surrender of this Warrant at the principal office of the Company together with the form of Notice of Cashless Exercise attached hereto as Exhibit “A-2,” in which event the Company shall issue to Holder a number of shares of the Company’s Warrant Stock computed using the following formula:

X=Y(A-B)

          A

Where	X	=	the number of shares of Warrant Stock to be issued to Holder (on the date of such calculation).

	Y	=	the number of shares of Warrant Stock purchasable under this Warrant (at the date of such calculation).

	A	=	the fair market value of one share of the Company’s Warrant Stock (at the date of such calculation).

	B	=	Warrant Price (as adjusted to the date of such calculation).

2.3 Fair Market Value. For purposes of this Article II, fair market value of one unit or share of the Company’s Warrant Stock shall mean the fair market value of that number of

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shares of Common Stock which are then receivable upon conversion of one share of Warrant Stock, with the valuation of such Common Stock being as set forth below:

(i) The average of the closing bid and asked prices of the Common Stock quoted in the Over-The-Counter Market Summary, the last reported sale price of the Common Stock or the closing price quoted on the Nasdaq National Market System (“NMS”) or on any exchange on which the Common Stock is listed, whichever is applicable, as published in the Western Edition of The Wall Street Journal for the ten (10) trading days prior to the date of determination of fair market value, or if the Company’s stock has been listed or on the NMS for fewer than ten (10) days, such fewer number of days; or

(ii) If the Common Stock is not traded Over-The-Counter, on the NMS or on an exchange, the per share fair market value of the Warrant Stock shall be as determined by mutual agreement of the Company and the Holder; provided, however that if such agreement cannot be reached within twenty (20) calendar days, such value shall be determined by an independent appraiser appointed in good faith by the Company’s Board of Directors. The cost of such appraisal shall be borne by the Company.

2.4 Automatic Conversion. If the Company’s Preferred Stock has been automatically converted into Common Stock pursuant to the terms and conditions of the Preferred Stock, this Warrant shall automatically convert into a right to purchase Common Stock, pursuant to the formulas set forth in Section 2.3 above, and the number of shares of Common Stock to which the Holder shall be entitled to purchase shall be multiplied by that number of shares of Common Stock which were received upon conversion of one share of Preferred Stock at the time of such automatic conversion.

2.5 Stock Certificates. In the event of any exercise of the rights represented by this Warrant, certificates for the shares of Warrant Stock so purchased shall be delivered to Holder within a reasonable time and, unless this Warrant has been fully exercised or has expired, a new Warrant representing the remaining unexercised portion of this Warrant shall also be issued to Holder at such time. Notwithstanding the date of the delivery of the certificate(s) for the Warrant Stock, the person in whose name the certificate(s) for such Warrant Stock are to be issued shall be deemed to have become a stockholder of record on the next succeeding day on which the transfer books are open after the date of the appropriate Notice of Exercise is received by the Company.

2.6 Stock Fully Paid; Reservation of Shares. The Company covenants and agrees that all Warrant Stock which may be issued upon the exercise of the rights represented by this Warrant (and all Common Stock receivable upon conversion of Preferred Stock issued upon exercise of this Warrant) will, upon issuance, be fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof (excluding taxes based on the income of Holder). The Company further covenants and agrees that during the period within which the rights represented by this Warrant may be exercised, the Company will at all times have authorized and reserved for issuance a sufficient number of shares of its Preferred Stock (and

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sufficient shares of Common Stock for conversion thereof) or other securities as would be required upon the full exercise of the rights represented by this Warrant (including conversion of all Preferred Stock issuable hereunder).

2.7 Fractional Shares. No fractional share of Warrant Stock will be issued in connection with any exercise hereof; in lieu of a fractional share upon complete exercise hereof, the Company shall round up to the next full share.

2.8 Automatic Exercise. To the extent this Warrant is not previously exercised, and if the fair market value of one share of the Company’s Warrant Stock is greater than the Warrant Price, as adjusted, this Warrant shall be deemed automatically exercised in accordance with Section 2.2 hereof (even if not surrendered) immediately before its expiration. For purposes of such automatic exercise, the fair market value of one share of the Company’s Warrant Stock upon such expiration shall be the fair market value determined pursuant to Section 2.3 above. To the extent this Warrant or any portion thereof is deemed automatically exercised pursuant to this Section 2.8, the Company agrees to notify Holder within a reasonable period of time of the number of shares of the Company’s Warrant Stock, if any, Holder is to receive by reason of such automatic exercise.

2.9 Issuance of Substitute Warrant. Within thirty (30) calendar days after the first to occur of (i) an Equity Financing, (ii) Change of Control Event or (iii) the date which is six (6) months from the date hereof, the Company shall issue to the Holder a new warrant of like form, tenor and effect, as a substitute for this Warrant, which sets forth the class of Warrant Stock for which this Warrant is exercisable and the number of shares of Warrant Stock subject to this Warrant. Upon the issuance of such substitute warrant, this Warrant shall be of no further force or effect, and shall be surrendered by Holder to the Company and cancelled.

ARTICLE III

CERTAIN ADJUSTMENTS OF NUMBER OF SHARES PURCHASABLE AND

WARRANT PRICE

The number and kind of securities purchasable upon the exercise of this Warrant and the Warrant Price shall be subject to adjustment from time to time upon the happening of certain events, as follows:

3.1 Reclassification, Consolidation or Merger. In case of: (i) any reclassification or change of outstanding securities issuable upon exercise of this Warrant; (ii) any consolidation or merger of the Company with or into another corporation (other than a merger with another corporation in which the Company is a continuing corporation and which does not result in any reclassification, change or exchange of outstanding securities issuable upon exercise of this Warrant); or (iii) any sale or transfer to another corporation of all, or substantially all, of the property of the Company, then, and in each such event, the Company or such successor or purchasing corporation, as the case may be, shall execute a new Warrant of like form, tenor and

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effect and which will provide that Holder shall have the right to exercise such new Warrant and purchase upon such exercise, in lieu of each share of Preferred Stock theretofore issuable upon exercise of this Warrant, the kind and amount of securities, money and property receivable upon such reclassification, change, consolidation, merger, sale or transfer by a holder of one share of Warrant Stock issuable upon exercise of this Warrant had this Warrant been exercised immediately prior to such reclassification, change, consolidation, merger, sale or transfer. Such new Warrant shall be as nearly equivalent in all substantive respects as practicable to this Warrant and the adjustments provided in this Article III and the provisions of this Section 3.1, shall similarly apply to successive reclassifications, changes, consolidations, mergers, sales and transfers.

3.2 Subdivision or Combination of Shares. If the Company shall at any time while this Warrant remains outstanding and less than fully exercised: (i) divide its Warrant Stock, the Warrant Price shall be proportionately reduced; or (ii) shall combine shares of its Warrant Stock, the Warrant Price shall be proportionately increased.

3.3 Other Action Affecting Warrant Stock. If the Company takes any action affecting its Warrant Stock after the date hereof (including dividends and distributions), other than an action described in any of Sections 3.1 and 3.2 hereof, which would have an adverse effect upon Holder’s rights hereunder, the Warrant Price shall be adjusted downward in such manner and at such time as the Board of Directors of the Company shall in good faith determine to be equitable under the circumstances.

3.4 Time of Adjustments to the Warrant Price. All adjustments to the Warrant Price and the number of shares purchasable hereunder, unless otherwise specified herein, shall be effective as of the earliest of:

(i) the date of issue of the security causing the adjustment;

(ii) the date of sale of the security causing the adjustment;

(iii) the effective date of a division or combination of shares; and

(iv) the record date of any action of holders of any class of the Company’s capital stock taken for the purpose of entitling shareholders to receive a distribution or dividend payable in equity securities, provided that such division, combination, distribution or dividend actually occurs.

3.5 Notice of Adjustments. In each case of an adjustment in the Warrant Price and the number of shares purchasable hereunder, the Company, at its expense, shall cause the Chief Financial Officer of the Company to compute such adjustment and prepare a certificate setting forth such adjustment and showing in detail the facts upon which such adjustment is based. The Company shall promptly mail a copy of each such certificate to Holder pursuant to Section 6.8 hereof.

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3.6 Duration of Adjusted Warrant Price. Following each adjustment of the Warrant Price, such adjusted Warrant Price shall remain in effect until a further adjustment of the Warrant Price.

3.7 Adjustments to Conversion Rate. The Holder upon purchase of Preferred Stock pursuant to this Warrant, shall be entitled to all adjustments to Conversion Price made available to holders of the Preferred Stock from and after the first date of first issue of a share of Preferred Stock by the Company.

ARTICLE IV

TRANSFER, EXCHANGE AND LOSS

4.1 Transfer. This Warrant is transferable on the books of the Company at its principal office by the registered Holder hereof upon surrender of this Warrant properly endorsed, subject to compliance with federal and state securities laws. The Company shall issue and deliver to the transferee a new Warrant or Warrants representing the Warrants so transferred. Upon any partial transfer, the Company will issue and deliver to Holder a new Warrant or Warrants with respect to the Warrants not so transferred. Notwithstanding the foregoing, Holder shall not be entitled to transfer a number of shares or an interest in this Warrant representing less than five percent (5%) of the aggregate shares initially covered by this Warrant (as presently constituted, with appropriate adjustment being made in the event of stock splits, combinations, reorganizations and the like occurring after the issue date hereof). Any transferee shall be subject to the same restrictions on transfer with respect to this Warrant as the Purchaser.

4.2 Securities Laws. Upon any issuance of shares of Warrant Stock upon exercise of this Warrant (or of Common Stock upon conversion of Preferred Stock issued upon exercise of this Warrant), it shall be the Company’s responsibility to comply with the requirements of: (i) the Securities Act of 1933; (ii) the Securities Exchange Act of 1934, as amended; (iii) any applicable listing requirements of any national securities exchange; (iv) any state securities regulation or “Blue Sky” laws; and (v) requirements under any other law or regulation applicable to the issuance or transfer of such shares. In connection with the issuance to Purchaser of this Warrant, Purchaser agrees to execute an investment intent letter or purchase agreement in such form as reasonably requested by the Company and its counsel and as may be required to comply with federal and applicable state securities laws. If required by the Company, in connection with each issuance of shares of Warrant Stock upon exercise of this Warrant, the Holder will give: (A) assurances in writing, satisfactory to the Company, that such shares are not being purchased with a view to the distribution thereof in violation of applicable laws, (B) sufficient information, in writing, to enable the Company to rely on exemptions from the registration or qualification requirements of applicable laws, if available, with respect to such exercise, and (C) its cooperation to the Company in connection with such compliance.

4.3 Exchange. This Warrant is exchangeable at the principal office of the Company for Warrants which represent, in the aggregate, the Holder’s rights to purchase the number of

AtriCure, Inc.

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shares of Warrant Stock covered by this Warrant at the Warrant Price; each new Warrant to represent the right to purchase the number of shares of Warrant Stock covered by this Warrant as Holder shall designate at the time of such exchange. Each new Warrant shall be identical in form and content to this Warrant, except for appropriate changes in the number of shares of Warrant Stock covered thereby, the percentage stated in Section 4.1 above, and any other changes which are necessary in order to prevent the Warrant exchange from changing the respective rights and obligations of the Company and the Holder as they existed immediately prior to such exchange.

4.4 Loss or Mutilation. Upon receipt by the Company of evidence satisfactory to it of the ownership of, and the loss, theft, destruction or mutilation of, this Warrant and (in the case of loss, theft, or destruction) of indemnity satisfactory to it, and (in the case of mutilation) upon surrender and cancellation hereof, the Company will execute and deliver in lieu hereof a new Warrant.

ARTICLE V

HOLDER RIGHTS

5.1 No Shareholder Rights Until Exercise. No Holder hereof, solely by virtue hereof, shall be entitled to any rights as a shareholder of the Company. Holder shall have all rights of a shareholder with respect to securities purchased upon exercise hereof as of the date set forth in Section 2, including but not limited to, antidilution protection, liquidation preferences, registration rights, and information rights, if applicable.

ARTICLE VI

MISCELLANEOUS

6.1 Governmental Approvals. The Company will from time to time take all action which may be necessary to obtain and keep effective any and all permits, consents and approvals of governmental agencies and authorities and securities acts filings under federal and state laws, which may be or become requisite in connection with the issuance, sale, and delivery of this Warrant, and the issuance, sale and delivery of the Warrant Stock or other securities or property issuable or deliverable upon exercise of this Warrant.

6.2 GOVERNING LAWS. IT IS THE INTENTION OF THE PARTIES HERETO THAT EXCEPT AS SET FORTH BELOW, THE INTERNAL LAWS OF THE STATE OF DELAWARE, U.S.A. (IRRESPECTIVE OF ITS CHOICE OF LAW PRINCIPLES) SHALL GOVERN THE VALIDITY OF THIS WARRANT, THE CONSTRUCTION OF ITS TERMS, AND THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES HERETO.

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6.3 Binding Upon Successors and Assigns. Subject to, and unless otherwise provided in, this Warrant, each and all of the covenants, terms, provisions, and agreements contained herein shall be binding upon, and inure to the benefit of the permitted successors, executors, heirs, representatives, administrators and assigns of the parties hereto.

6.4 Severability. If any one or more provisions of this Warrant, or the application thereof, shall for any reason and to any extent be invalid or unenforceable, the remainder of this Warrant and the application of such provisions to other persons or circumstances shall be interpreted so as best to reasonably effect the intent of the parties hereto. The parties further agree to replace any such void or unenforceable provisions of this Warrant with valid and enforceable provisions which will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provisions.

6.5 Default, Amendment and Waivers. This Warrant may be amended upon the written consent of the Company and the holders in the aggregate of the right to purchase a majority of the number of unexercised shares of Warrant Stock covered by the Warrant initially issued by the Company pursuant to the Subscription Agreement. The waiver by a party of any breach hereof for default in payment of any amount due hereunder or default in the performance hereof shall not be deemed to constitute a waiver of any other default or any succeeding breach or default. The failure to cure any breach of any term of this Warrant within ten (10) days of written notice thereof shall constitute an event of default under this Warrant.

6.6 No Waiver. The failure of any party to enforce any of the provisions hereof shall not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

6.7 Attorneys’ Fees. Should suit be brought to enforce or interpret any part of this Warrant, the prevailing party shall be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys’ fees to be fixed by the court (including without limitation, costs, expenses and fees on any appeal). The prevailing party shall be the party entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment. A party not entitled to recover its costs shall not be entitled to recover attorneys’ fees. No sum for attorneys’ fees shall be counted in calculating the amount of a judgment for purposes of determining if a party is entitled to recover costs or attorneys’ fees.

6.8 Notices. Whenever any party hereto desires or is required to give any notice, demand, or request with respect to this Warrant, each such communication shall be in writing and shall be effective only if it is delivered by personal service or mailed, United States certified mail, postage prepaid, return receipt requested, addressed as set forth on the signature page hereof. Such communications shall be effective when they are received by the addressee thereof; but if sent by certified mail in the manner set forth above, they shall be effective three (3) business days after being deposited in the United States mail. Any party may change its address for such communications by giving notice thereof to the other party in conformity with this Section.

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6.9 Time. Time is of the essence of this Warrant.

6.10 Construction of Agreement. A reference in this Warrant to any Section shall include a reference to every Section the number of which begins with the number of the Section to which reference is specifically made (e.g., a reference to Section 3 shall include a reference to Sections 3.5 and 3.7). The titles and headings herein are for reference purposes only and shall not in any manner affect the interpretation of this Warrant.

6.11 No Endorsement. Holder understands that no federal or state securities administrator has made any finding or determination relating to the fairness of investment in the Company or purchase of the Warrant Stock hereunder and that no federal or state securities administrator has recommended or endorsed the offering of securities by the Company hereunder.

6.12 Pronouns. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person, persons, entity or entities may require.

6.13 Further Assurances. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances, as may be reasonably requested by any other party to better evidence and reflect the transactions described herein and contemplated hereby, and to carry into effect the intents and purposes of this Warrant.

ATRICURE, INC.

By:
Name:
Title:

Address:	6033 Schumacher Park Drive
West Chester, Ohio 45069-4812

AtriCure, Inc.

Warrant

HOLDER:

By:
Name:
Title:
Address:

AtriCure, Inc.

Warrant

EXHIBIT “A-1”

NOTICE OF EXERCISE OF WARRANT

BY CASH PAYMENT OF WARRANT PRICE

_____________________________
(Date)

Atricure, Inc. 6033 Schumacher Park Drive West Chester, Ohio 45069-4812 Attention: President	Aggregate Price of Warrant Before Exercise:	$____________________

	Aggregate Price Being Exercised:	$____________________

	Warrant Price per share:	$____________________

	Number of Shares of Warrant Stock to be Issued Under this Notice:	____________________

	Remainder Aggregate Price (if any) After Issuance:	____________________

CASH EXERCISE

Ladies and Gentlemen:

The undersigned registered Holder of the Warrant delivered herewith (the “Warrant”), hereby irrevocably exercises such Warrant for, and purchases thereunder, shares of the                                          of Atricure, Inc., a Delaware corporation, as provided below. Capitalized terms used herein, unless otherwise defined herein, shall have the meanings given in the Warrant.

The portion of the Aggregate Price (as defined in the Warrant) to be applied toward the purchase of                      Stock pursuant to this Notice of Exercise is $                    , thereby leaving a remainder Aggregate Price (if any) equal to $                     . Such exercise shall be pursuant to the cash exercise provisions of Section 2.1 of the Warrant. Therefore, Holder makes payment with this Notice of Exercise by way of check payable to the Company in the amount of $                    . Such check is payment in full under the Warrant for                      shares of                      based upon the Warrant Price of $                     per share, as currently in effect under the Warrant.

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Holder requests that the certificates for the purchased shares of                      be issued in the name of and delivered to                     ,                     , respectively. To the extent the foregoing exercise is for less than the full Aggregate Price of the Warrant, a replacement Warrant representing the remainder of the Aggregate Price (and otherwise of like form, tenor and effect) shall be delivered to Holder along with the share certificate evidencing the                      Stock issued in response to this Notice of Exercise.

HOLDER:

By:
Name:
Title:

NOTE

The execution to the foregoing Notice of Exercise must exactly correspond to the name of the Holder as typed on Warrant.

AtriCure, Inc.

Warrant

EXHIBIT “A-2”

NOTICE OF EXERCISE OF WARRANT

PURSUANT TO NET ISSUE (“CASHLESS”) EXERCISE PROVISIONS

_____________________________
(Date)

Atricure, Inc. 6033 Schumacher Park Drive West Chester, Ohio 45069-4812 Attention: President	Aggregate Price of Warrant Before Exercise:	$____________________

	Aggregate Price Being Exercised:	$____________________

	Warrant Price per share:	$____________________

	Number of Shares of Warrant Stock to be Issued Under this Notice:	____________________

	Remainder Aggregate Price (if any) After Issuance:	____________________

CASHLESS EXERCISE

Ladies and Gentlemen:

The undersigned, registered Holder of the Warrant delivered herewith (“Warrant”), hereby irrevocably exercises such Warrant for, and purchases thereunder, shares of the                      of Atricure, Inc., a Delaware corporation, as provided below. Capitalized terms used herein, unless otherwise defined herein, shall have the meanings given in the Warrant.

The portion of the Aggregate Price (as defined in the Warrant) to be applied toward the purchase of                      Stock pursuant to this Notice of Exercise is $                    , thereby leaving a remainder Aggregate Price (if any) equal to $                    . Such exercise shall be pursuant to the net issue exercise provisions of Section 2.2 of the Warrant; therefore, Holder makes no payment with this Notice of Exercise. The number of shares to be issued pursuant to this exercise shall be determined by reference to the formula in Section 2.2 of the Warrant which, by reference to Section 2.3, requires the use of the current per share fair market value of the Company’s Common Stock. The current fair market value of one share of the

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Company’s Common Stock shall be determined in the manner provided in Section 2.3, which amount has been determined or agreed to by Holder and the Company to be $                    , which figure is acceptable to Holder for calculations of the number of shares of                      issuable pursuant to this Notice of Exercise.

Holder requests that the certificates for the purchased shares of                      be issued in the name of and delivered to                     . To the extent the foregoing exercise is for less than the full Aggregate Price of the Warrant, a replacement Warrant representing the remainder of the Aggregate Price (and otherwise of like form, tenor and effect) shall be delivered to Holder along with the share certificate evidencing the                      Stock issued in response to this Notice of Exercise.

HOLDER:

By:
Name:
Title:

NOTE

The execution to the foregoing Notice of Exercise must exactly correspond to the name of the Holder as typed on Warrant.